SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    Form 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): December 21, 1999


                            VALENCE TECHNOLOGY, INC.
               (Exact Name of Registrant as Specified in Charter)


       Delaware                     0-20028                77-0214673
  (State or Other Jurisdiction    (Commission             (IRS Employer
    of Incorporation)             File Number)          Identification No.)


                                301 CONESTOGA WAY
                             HENDERSON, NEVADA 89015
                    (Address of Principal Executive Offices)

                                 (702) 558-1000
                        (Registrant's Telephone Number)

                                 Not Applicable
         (Former name or former address, if changed since last report)








Item 5. OTHER EVENTS

     On December 21, 1999, Valence Technology, Inc. (the "Company") entered into an agreement (the "Stock Purchase Agreement") with Capital Guardian Trust Company (the "Purchaser"), on behalf of certain client accounts of the Purchaser, for the sale of 2,133,333 shares (the "Shares") of the Company's common stock (the "Common Stock"), $.001 par value, at a negotiated price of $15.00 per share, for a total purchase price of $32,000,000.00. The closing of the transaction took place on December 28, 1999. The purchase price of the Shares was determined based on the average closing sales price of the Common Stock for the 20 calendar days prior to the execution of the Stock Purchase Agreement. In connection with the Stock Purchase Agreement and the sale of the Shares, the Company entered into a Placement Agency Agreement dated as of December 21, 1999 (the "Placement Agency Agreement"), pursuant to which the Company engaged CIBC World Markets Corp. as its exclusive placement agent (the "Placement Agent") and agreed to pay the Placement Agent a fee of $1,600,000 in consideration of its services. In addition, the Company agreed to reimburse the Placement Agent for its expenses, in an amount not to exceed $40,000. The Company estimates that the total expenses it will incur in connection with the sale of the Shares, including the above finder's fee and legal and accounting fees, will be approximately $1,670,000.

The executed Stock Purchase Agreement along with the press release announcing the sale of the shares are filed herewith as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference.



Item 7.  EXHIBITS.

            EXHIBIT NUMBER                      DESCRIPTION

                 10.1                   Stock Purchase Agreement dated
                                        December 21, 1999
                 99.1                   News Release dated December 23, 1999


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


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


January 7, 2000                   VALENCE TECHNOLOGY, INC.

                             By:
                                  --------------------------------------
                                  Jay L. King
                                  Vice President and Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBITS

10.1      Stock Purchase Agreement dated December 21, 1999
99.1      News Release dated December 23, 1999


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